FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 21, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy’s Roszkow Test Well Flows Gas;

Completes New 3D Seismic Survey

Salt Lake City, May 21, 2007, – FX Energy, Inc. (NASDAQ: FXEN) today reported a successful drill stem test (or DST) of the Company’s Roszkow well. Located in west central Poland, this exploratory well flowed gas with no water in this first DST. The nearest existing gas production to this new field wildcat well is some 10 miles distant.

Jerzy Maciolek, vice president-exploration, remarked, “Though a DST alone cannot determine the commercial viability of a well, this certainly is a positive preliminary result. We will continue with additional drilling and testing to determine the parameters and producibility of the gas deposit. We are encouraged with this initial result.”

The New Well, Roszkow

The Roszkow well intercepted the Rotliegend sandstone target formation at a depth of 2916 meters and was cored to 2931 meters. During the DST, only the top fourteen meter section of the target reservoir was tested. The well will be drilled another 50 meters or so, additional cores will be taken and logs run to determine net pay and other reservoir parameters. At least one additional DST will be run following completion of drilling. The Polish Oil and Gas Company is the operator and owns 51%; FX Energy owns 49% of the working interest.

The Roszkow well, a structural trap, is located in the Company’s “Fences” concession. Over the last three years the Company has drilled four other structural traps in the Fences area and three of the four have achieved commercial rates of production. Each of the previous wells, and the Roszkow well, have been wildcat wells located on separate prospects. The Fences area covers some 850,000 acres.

New 3D Seismic and Future Fences Wells

The Company expects to continue drilling in the Fences area with additional wells. The Roszkow prospect was identified using only “2D” seismic information. However, the Company recently finished a 33,000 acre “3D” seismic survey in the “Sroda” portion of the Fences area. Processing and interpretation of this new data will now begin.

Again, Mr. Maciolek stated, “The new data should help identify additional drillable prospects in the Sroda area. This more sophisticated form of data acquisition can show subtleties of subsurface structure that cannot be determined using 2D techniques. Processing and interpretation of the new seismic data will require several months of intense scientific effort. Hopefully, the new data will provide additional prospects for our drilling efforts in 2008 and will be available early enough for us to begin that effort in late 2007.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company. Through 2006, most of the Company’s production operations have been in the United States, primarily in Montana. However, the most significant exploration activity has been, and will continue to be, in Poland. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 250,000 acres around its Wilga discovery and over 2.8 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.